UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):       December 14, 2004

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code        (415) 733-4000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

     On December 20, 2004, ABM Industries Incorporated (the “Company”) issued a press release reporting the effect of the accounting restatement described below under Item 4.02 on its results of operations for certain completed annual and quarterly periods. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 4.02.    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     As reported in the Company’s December 13, 2004 Form 8-K Current Report, the Company announced that it was changing its methodology for insurance reserves to move its insurance reserves to an actuarial point estimate, the effect of which would be to increase the Company’s self-insurance reserves at October 31, 2004 by $27 million. The Company also announced that it was evaluating whether generally accepted accounting principles (GAAP) required that the $27 million adjustment be reflected in the fourth quarter of fiscal year 2004 results or whether up to approximately $22 million of the adjustment should be allocated to prior years.

     The Company has completed its evaluation and on December 14, 2004, senior management of the Company determined that, in accordance with GAAP, $22 million of the adjustment should be allocated to prior years as a correction of an error. As a result, the Company will restate its financial statements for the fiscal years ended October 31, 2000 to October 31, 2003 and its quarterly financial statements for all quarters of fiscal year 2003 and the first three quarters of fiscal year 2004 in its Form 10-K for the year ended October 31, 2004. Accordingly, the previously issued financial statements for the above periods, which accrued insurance reserves at the bottom of a range between 85 percent to 115 percent of the actuarial point estimate, should no longer be relied upon.

     Although the correction of prior insurance reserves has necessitated the restatement, the restated financials will also reflect the correction of the fair value calculation for other intangibles, primarily customer relationship intangibles, under Emerging Issues Task Force (EITF) Issue No. 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” as discussed in detail in the Management’s Discussion and Analysis of the Company’s Form 10-Q for the second quarter ended April 30, 2004. EITF Issue No. 02-17 provided guidance regarding the use of certain assumptions, such as expectations of future contract renewals, in estimating the fair value of customer relationship intangible assets acquired in a business combination. EITF Issue No. 02-17 was effective for business combinations consummated after October 25, 2002, but the Company did not reflect the effect it would have had on the three business combinations completed in 2003 until the second quarter of 2004.

     The Audit Committee of the Board of Directors has discussed the correction of methodology for insurance reserves and the treatment of the correction under GAAP, as well as the other correction, with both management and the Company’s independent auditors.

     The Company currently estimates the impact of the adjustments on income from continuing operations and diluted earnings per share would be as follows:

In thousands, except per share amounts

					Diluted Earnings Per Share
	Income from Continuing Operations				Income from Continuing Operations
	As	Insurance	EITF 02-17	As	As	Insurance	EITF 02-17	As
	Reported	Adjustment	Adjustment	Restated	Reported	Adjustment	Adjustment	Restated
Fiscal 2004
First Quarter	$7,156	$(385)	$(352)	$6,419	$0.14	$(0.01)		$0.13
Second Quarter	6,784	(268)	908	7,424	0.14	(0.01)	$0.02	0.15
Third Quarter	13,394	(146)		13,248	0.27	(0.01)		0.26

First Nine Months	$27,334	$(799)	$556	$27,091	$0.55	$(0.03)	$0.02	$0.54

Fiscal 2003
First Quarter	$3,750	$(173)		$3,577	$0.08	$(0.01)		$0.07
Second Quarter	9,248	(158)	$(118)	8,972	0.18			0.18
Third Quarter	10,556	(389)	(152)	10,015	0.21	$(0.01)		0.20
Fourth Quarter	12,844	(157)	(286)	12,401	0.26		(0.01)	0.25

Fiscal 2003	$36,398	$(877)	$(556)	$34,965	$0.73	$(0.02)	$(0.01)	$0.70

Fiscal 2002	$44,058	$(826)		$43,232	$0.86	$(0.01)		$0.85
Fiscal 2001	$29,868	$(2,181)		$27,687	$0.59	$(0.05)		$0.54
Fiscal 2000	$40,115	$(841)		$39,274	$0.83	$(0.01)		$0.82

     The above amounts have not been reviewed by the Company’s independent auditor; therefore these results may differ from the audited financial results that the Company will file in its Form 10-K for the year ended October 31, 2004.

Item 9.01.    Financial Statements and Exhibits.

     99.1    Press release of ABM Industries Incorporated dated December 20, 2004 reporting the effect of the accounting restatement on the Company’s results of operations for certain completed annual and quarterly periods.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: December 20, 2004	By:	/s/ George B. Sundby George B. Sundby Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press release of ABM Industries Incorporated dated December 20, 2004 reporting the effect of the accounting restatement on the Company’s results of operations for certain completed annual and quarterly periods.